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                                                           EXHIBIT 99(a)(5)(iii)


                             For Immediate Release:

               RENT-A-CENTER, INC. ANNOUNCES COMMENCEMENT OF ITS
                      MODIFIED DUTCH AUCTION TENDER OFFER

                                   ----------

PLANO, TEXAS, APRIL 28, 2003 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NNM:RCII), the leading rent-to-own operator in the U.S., today announced that it has commenced its previously announced modified "Dutch Auction" tender offer to purchase up to 2,200,000 shares of its outstanding common stock at a price between $60 and $66 per share, for an aggregate purchase price of up to $145.2 million.

The tender offer will expire at 5:00 pm, New York City time, on June 5, 2003, unless extended. Tenders of shares must be made on or prior to the expiration of the tender offer, and shares may be withdrawn at any time on or prior to the expiration of the tender offer.

On the terms and subject to the conditions of the tender offer, stockholders will have the opportunity to tender all or a portion of their shares at a price or prices specified by the stockholder within the stated price range. The Company will select the lowest price per share within that range that will enable it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered. If stockholders properly tender more than 2,200,000 shares at or below the purchase price selected by the Company, the Company will first purchase shares tendered by those stockholders who beneficially own fewer than 100 shares, then purchase on a pro rata basis shares tendered by stockholders at or below the price selected by the Company, and finally, if necessary in order to reach the 2,200,000 share maximum, purchase by random lot shares tendered conditionally for which the condition was not initially satisfied.

All shares purchased in the tender offer will be purchased at the same price. The Company will pay the purchase price, net in cash, without interest, promptly after the expiration of the tender offer. The Company will return all shares not purchased to the tendering stockholders free of charge after the expiration of the tender offer. The tender offer is subject to a number of conditions, including the consummation of the refinancing of our senior credit facility and of a previously-announced offering of senior subordinated notes.

None of the Company's officers, directors or affiliates intends to tender shares in the tender offer.

The Company has entered into an agreement with Apollo Investment Fund IV, L.P., and Apollo Overseas Partners IV, L.P., whereby the Company will purchase shares from the Apollo entities following the expiration of a ten business day period after the consummation of the tender offer. The Company has agreed to purchase a number of shares sufficient to cause the Apollo entities' aggregate percentage ownership of the Company's common stock to be reduced from 20.03% to 19.00% of the issued and outstanding shares. The price for the shares purchased from the Apollo entities will be the same as that paid by the Company in the tender offer. Apollo will not be obligated to sell any shares under the agreement unless it would be entitled to sell at least 666,667 shares; approximately 950,000 shares must be validly tendered by stockholders participating in the tender offer in order to result in Apollo's selling at least 666,667 shares. The tender offer is not conditioned on the tender of any minimum number of shares.

Lehman Brothers Inc. is the dealer-manager for the tender offer, and D.F. King & Co., Inc. is the information agent for the tender offer. Any questions concerning the tender offer may be directed to Lehman Brothers Inc. at (800) 524-4462 (toll free), or to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokerage firms) or (800) 431-9642 (all others toll free). Copies of the Offer to Purchase and other documents describing the terms of the tender offer and Transmittal Letter for use in making tenders may be obtained from D.F. King & Co., Inc. The Offer to Purchase, Transmittal Letter, and related documents are being mailed to stockholders of record as of April 28, 2003, and will be made available for distribution to beneficial owners.

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None of the Company, any member of its board of directors, Lehman Brothers Inc.
or D.F. King & Co., Inc. is making any recommendation to stockholders as to whether to tender shares or as to what price at which to tender. Stockholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer shares for purchase.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY THE COMPANY'S COMMON STOCK IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT THE COMPANY IS DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D.F. KING & CO., INC., AT 48 WALL STREET, NEW YORK, NY 10005,
(212) 269-5550 (BANKS AND BROKERAGE FIRMS) OR (800) 431-9642 (ALL OTHERS TOLL
FREE). STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,547 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 319 rent-to-own stores, 307 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, uncertainties and volatilities in the credit markets that could delay or prevent the Company from closing its proposed debt financing, the risks detailed from time to time in the Company's Securities and Exchange Commission reports, including the Company's annual report on Form 10-K for the year ended December 31, 2002, and the results of the Company's litigation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

CONTACTS FOR RENT-A-CENTER, INC:

Dave Carpenter               Robert D. Davis
Director of Investor         Senior Vice President -
Relations                    Finance, Treasurer and
(972) 801-1214               Chief Financial Officer
dcarpenter@racenter.com      (972) 801-1204
                             rdavis@racenter.com